EXHIBIT 10.6

TECHNOLOGY TRANSFER AND SHARING AGREEMENT

This Technology Transfer and Sharing Agreement is made and entered into effective as of February 12, 2009, by and between Pro-Pharmaceuticals, Inc., a Nevada corporation (“ProPharma”), and Medi-Pharmaceuticals, Inc., a Nevada corporation (“MediPharma”).

RECITALS

A. ProPharma owns ten percent (10%) of the outstanding capital stock of MediPharma.

B. Pro-Pharma and Medi-Pharma entered into the certain License Agreement, dated as of November 25, 2008, as modified by operation of the certain letter agreement, dated as of December 15, 2008, (collectively, the “License Agreement”).

C. The Board of Directors of each of the parties have determined it to be in the best interest of such party and its shareholders to ‘bifurcate’ the two companies, i.e. to enter into a new contractual arrangement between them, whereby ProPharma will continue to concentrate in the field of oncology and MediPharma will, separately, concentrate on and develop a business in the field of cardiology.

D. The parties have also determined that, in furtherance of the foregoing, the License Agreement should be terminated.

E. The parties wish to set forth the salient terms of this new contractual arrangement and provide for certain other matters.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged and intending to be legally bound, the parties hereto hereby agree as follows:

1. Termination of the License Agreement. The License Agreement shall and hereby is, effective the date hereof, terminated, cancelled and deemed to have no force and effect with respect to all of the provisions thereof, with the parties thereto having no further obligations to one another.

2. Sharing With Respect to Fibrosis. It is acknowledged that ProPharma has filed a use patent with respect to the application of polysaccharides with respect to the disease indication known as Fibrotic tissue in Liver or Kidney (the “LK Fibrosis”). Medi-Pharma shall not, during the Exclusivity Period (as hereinafter defined), without the explicit written consent from Pro-Pharma, engage in research, evaluation, clinical development, marketing or other commercial exploitation designed to develop regiments and procedures for polysaccharide based therapies in LK Fibrosis. However, it is agreed and understood that Medi-Pharma and Pro-Pharma shall each have the unrestricted right to engage in research, evaluate and clinically develop regiments and procedures in the field of Fibrotic tissue other than LK Fibrosis. In furtherance of the foregoing, ProPharma shall and hereby does grant Medi-Pharma unrestricted access (except for DAVANAT) to any and all chemical or molecular designs now owned by Pro-Pharma with respect to the general use of polysaccharides in the area of Fibrotic tissue for use by Medi-Pharma in applications other than for an LK Fibrosis, and in turn Medi-Pharma shall and hereby does grant

Pro-Pharma unrestricted access to any and all of its chemical or molecular designs with respect to the general use of polysaccharides in the area of Fibrotic tissue for use by Pro-Pharma in LK Fibrosis (but not in non-LK Fibrosis indications). In the event Medi-Pharma inadvertently develops during the Exclusivity Period a therapy for the indication of LK Fibrosis, MediPharma hereby grants Pro-Pharma an exclusive right, exercisable within one hundred twenty (120) days after written notice from MediPharma, to commercially exploit such therapy for a Fair Royalty (as hereinafter defined).

3. Acknowledgement and Transfer with respect to Applications other than Fibrosis. It is acknowledged that Pro-Pharma has engaged in research and clinical development of regiments, procedures and specific drugs and has obtained patents and has patents pending, all with respect to the use of polysaccharides in disease indications defined as Oncology, including a drug known as DAVANAT® (collectively “Oncology Indications”). In this connection, it is agreed and understood that Medi-Pharma shall have the unrestricted right to engage in research, evaluate, clinically develop, market and otherwise commercially exploit regiments and procedures involving the use of polysaccharides for the treatment of all disease indications other than Oncology Indications and other than Fibrosis indications, which are specifically dealt with in Section 2 herein. In furtherance of the foregoing, Pro-Pharma shall and hereby does license to Medi-Pharma in perpetuity any and all research data, chemical and molecular designs and other intellectual property rights (collectively “Items of IP”) now owned by Pro-Pharma with respect to the use of polysaccharides in the prevention and treatment of Arterial Cardiac Syndrome, Congestive Heart Failure and Arteriosclerosis/Artheroscelerosis, as well as any other polysaccharides for use in the prevention and treatment of heart diseases (“Heart Indications”). The parties agree that the Items of IP are licensed to Medi-Pharma pursuant to the preceding sentence are licensed “as is, where is”, with no warranties express or implied, and that Pro-Pharma shall be under no obligation to indemnify or hold Medi-Pharma harmless against any claim by a third party alleging that any Item of IP infringes its rights.

4. Mutual Covenant Not to Compete. Medi-Pharma shall not, during the period beginning on the date hereof and ending on the fifth (5th) anniversary of the date hereof (the “Exclusivity Period”), without the explicit written consent from Pro-Pharma, engage in research, evaluation, clinical development, marketing or other commercial exploitation specifically designed to develop regiments and procedures for polysaccharide based therapies in Oncology Indications. By the same token, Pro-Pharma shall not, during the period beginning on the date hereof and ending on the fifth (5th) anniversary of the date hereof, without the explicit written consent of Medi-Pharma, engage in research, evaluation, clinical development, marketing or other commercial exploitation specifically designed to develop regiments and procedures for polysaccharide based therapies in Heart Indications. In case Medi-Pharma inadvertently develops during the Exclusivity Period an Item of IP related to polysaccharide based therapies in Oncology Indications, or in case Pro-Pharma inadvertently develops during the Exclusivity Period an Item of IP related to polysaccharide based therapies in Heart Indications, Medi-Pharma or Pro-Pharma, as the case may be, shall grant ProPharma or MediPharma, as the case may be, an exclusive right until the end of the Exclusivity Period and a nonexclusive right after the expiration of the Exclusivity Period, each exercisable within one hundred twenty (120) days after written notice from the other party, to commercially exploit such Item of IP. In the event a party desires to commercially exploit an Item of IP developed by the other party hereunder, the parties agree to negotiate in good faith for a period of 30 days to determine a fair market royalty and other license terms for the use of the Item of IP, taking into account evidence of license terms negotiated by arms length parties in comparable situations, including the size of the market and potential revenues for the product developed from the Item of IP, the time and investment necessary to obtain an NDA for the product, the ease or difficulty of manufacture and other factors, and in the event the parties cannot agree upon a fair market royalty and other license terms, the parties agree to submit the issue to an arbitrator in binding arbitration, who shall be authorized to set a fair market royalty and license terms based upon evidence submitted by the parties (the royalty determined as a result of this process herein called the “Fair Royalty”). The failure of a party to exercise its right to commercially exploit an Item of IP developed by the other party as described above shall not terminate the Exclusivity Period to which such party is entitled herein, provided, however, that failure to exercise an exclusive right shall terminate any nonexclusive right granted in this Section 4.

5. Dispute Resolution. The parties recognize that in the event of a breach by a party of any of the provisions of this Agreement, money damages would not be an adequate remedy to the other party for such breach and, even if money damages were adequate, it would be difficult to ascertain or measure with any degree of accuracy the damages sustained by the other party therefrom. Accordingly, if there should be a breach or threatened breach by a party of the provisions of this Agreement, the other party shall be entitled, without posting bond, to an injunction restraining such party from any such breach. Nothing in the preceding sentence shall limit or otherwise affect any remedies that a party may otherwise have under applicable law, except in case of litigation; each party shall in good faith participate in a mediation process reasonably available to the parties.

6. Miscellaneous Provision.

(a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b) This Agreement may be executed in one or more counterpart signature pages, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, which shall be binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the same counterpart. The exchange and delivery of executed copies of this Agreement and of signature pages by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature and shall be binding for all purposes hereof.

(c) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.

(d) If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by an arbitral tribunal or court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect if, but only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

(e) The provisions of this Agreement are for the benefit of the parties and no provision of this Agreement shall be deemed to create any third party beneficiary rights in any person, including any officer, director or employee or former employee of any of the parties or any beneficiary or dependent thereof.

(f) This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada (without reference to its principles of choice or conflict of laws).

(g) 10X Fund, LP (“10X Fund”) hereby acknowledges that this Agreement is an integral part of the “bifurcation” transaction generally described in Recital C hereof, such transaction consisting, among other things, of an up to six million dollars investment by 10X Fund in preferred stock of ProPharma and the entry (A) by Dr. David Platt and ProPharma into the certain Separation Agreement and (B) by ProPharma, MediPharma, Dr. David Platt and Dr. Eliezer Fomer into the certain Consulting Services Agreement, each of approximate even date herewith.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Technology Transfer and Sharing Agreement to be duly executed by their respective officers as of the date first above written.

Pro-Pharmaceuticals, Inc.		Medi-Pharmaceuticals, Inc.

By:	/s/ Anthony Squeglia	By:	/s/ Rod Martin
	Anthony Squeglia, CFO		Rod Martin, Managing Member